UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 20, 2019

Date of Report (Date of earliest event reported)

Immune Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

2431 Aloma Ave, Suite 124, Winter Park, FL	32792
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 888-613-8802

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

On September 20, 2019, Immune Therapeutics, Inc., a Florida corporation (the “Company” or “IMUN”) entered into an Employment Agreement (the “Agreement”) with Michael K. Handley Pursuant to the Agreement, Mr. Handley agreed to serve as the Company’s Chief Executive Officer (“CEO”) and President. Mr. Handley’s employment with the Company is on an “at-will” basis and may be terminated at any time by the Company or Mr. Handley.

In consideration for his services as CEO and President, the Company agreed to pay Mr. Handley a base salary of $480,000 per year, less statutory deductions and withholding (the “Base Salary”). The Base Salary will be increased annually by at least that amount that reflects the rate of change in the Consumer Price Index for Urban Consumers (CPI-U, U.S. City Average, All Items) issued by the United States Department of Labor, Bureau of Labor Statistics, for the preceding twelve months. The Company’s board of directors (the “Board”), or a committee delegated by the Board (the “Compensation Committee”), will also review the Base Salary annually and may increase the Base Salary based on Mr. Handley’s performance and any other factors the Board or Compensation Committee deems relevant.

In addition to the Base Salary, each year, Mr. Handley will be eligible to receive an annual cash bonus with a target of 55% of the Base Salary in accordance with criteria to be determined by Board or Compensation Committee. Furthermore, the Company agreed to grant Mr. Handley a stock option award equal to 5% of the authorized shares available under the Company’s Equity Incentive Plan. Such options will (i) have an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board or Compensation Committee, and (ii) vest 1/3rd on the first anniversary of the date of grant and 1/36th per month on the first day of each of the 24 months following the first anniversary of the date of grant. Mr. Handley will also be eligible to receive an annual stock option grant as determined by the Board or Compensation Committee.

Mr. Handley entitled to receive employee benefits afforded under the Company’s standard written benefits package to regular full-time employees of the Company, including medical, dental, retirement, paid time off for vacation, sick days, and holidays. Mr. Handley will be entitled to no less than 20 paid vacation days per calendar year during his employment with the Company. The Company will also reimburse Handley for all reasonable out-of-pocket business expenses incurred by Mr. Handley in the performance of his duties as CEO and President. Mr. Handley is also entitled to receive payments and benefits in the event the Agreement is terminated by the Company without “Cause” or by Mr. Handley with “Good Reason,” as detailed in the Agreement.

The foregoing discussion is for summary purposes only and is qualified in its entirety by the actual terms of the Agreement, which is included herewith as an Exhibit.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 20, 2019, the Board accepted the resignation of Noreen Griffin as IMUN’s CEO and director. Ms. Griffin’s resignation is not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On September 4, 2019, the Board approved the appointment of Michael K. Handley as a director to fill a vacancy on the Company’s Board and as CEO of the Company. Mr. Handley is not appointed to a specific committee. There is no family relationship between Mr. Handley and any of the Company’s other directors or officers. Mr. Handley accepted such appointments on September 20, 2019. Please see Item 1.01 for discussion regarding the Agreement between IMUN and Mr. Handley.

Michael K. Handley, PhD., age 48, has been a life science business professional with over 20 years of cross-functional experience in drug and device commercialization, mergers and acquisitions, operations, regulatory and clinical affairs, venture formation and financing, market development and partnering and licensing. He served as the Chief Executive Officer and Director at Armis Biopharma, Inc. from 2012 until 2018; he served as the advisory Chief Development Officer and Director of Reven Pharmaceuticals, Inc. from 2012 until May, 2019; and he is currently the Chairman of the Board of Medavate Corp. and the CEO and Chairman of Aletheia Therapeutics Corp.

Mr. Handley has more than a decade of quality, clinical and regulatory experience in the healthcare field and has nine years of drug discovery experience, including multiple patents and peer-reviewed publications in the areas of oncology and neuroscience. He has lead management teams in a variety of business capacities including development of global corporate strategies for numerous public and private biotechnology and pharmaceutical companies.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Employment Agreement with Michael Handley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE THERAPEUTICS, INC.

Date: September 25, 2019	By:	/s/ Michael K. Handley
Michael K. Handley, CEO